Exhibit 10.1

MEADWESTVACO CORPORATION

Form of Award Agreement

The performance-based restricted stock unit award is subject to the following terms and conditions:

1.	Automatic Forfeiture: Your Award will automatically be forfeited under the following circumstances:

a.	Your employment is terminated for “gross misconduct.” Gross misconduct is defined as (i) fraud, misappropriation or embezzlement; (ii) engaging in conduct that is demonstratively and materially injurious to the Company; (iii) gross or intentional neglect of duties or responsibilities as an employee; or (iv) gross or intentional violation of the Company’s policies and procedures;

b.	You render services, directly or indirectly, to any third party engaged in competition with the Company;

c.	You, directly or indirectly, solicit any person or entity that you knew (or should have known) to be a customer of the Company or any of its affiliates with respect to any of the services or products that the Company or any of its affiliates then provide to customers; or

d.	You, directly or indirectly, solicit or hire any person who then is an employee of the Company or any of its affiliates.

2.	Vesting Period: Your Award is not vested as of the Award Date and will be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Subject to termination or acceleration as provided in this Agreement, your Award will ordinarily become fully vested upon the third anniversary of the Award Date, subject to your continued employment by the Company, and the Company’s satisfactory completion of performance objectives (set forth below) designated by the Compensation and Organization Development Committee (the “Committee”) of the Board of Directors of the Company, and the Committee’s written certification thereof. Restricted stock units granted under your Award that have vested and are no longer subject to forfeiture are referred to as “Vested Units.” Restricted stock units granted under your Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

In addition to continued employment through the third anniversary of the Award Date, the vesting of your Award is contingent upon the Company achieving by the end of the three-year performance period beginning January 1, 2007 and ending on December 31, 2009 (the “Performance Period”) certain performance goals with respect to return on invested capital and revenue from new products, as approved by the Committee. The number of restricted stock units that vest will be determined in accordance with these goals.

In the event that the Company’s performance falls below the Target level performance goals, the number of Vested Units shall be determined by linear interpolation; provided, that no portion of your Award shall vest in the event the Company’s performance level falls below the Threshold level performance goals. Notwithstanding anything herein to the contrary, in no event will more than 200% of the number of Target Units become vested.

Following the end of the Performance Period and the collection of relevant data necessary to determine the extent to which the performance goals have been satisfied, the Committee will determine: (a) the percentage of return on invested capital during the third year of the Performance Period and revenue from new products that was achieved by the Company over the Performance Period; and (b) the percentage of the Award that vested as of the last day of the Performance Period as a result of such achievement. The Committee shall make these determinations in its sole discretion. To the extent required under Section 162(m) of the Internal Revenue Code, the level of achievement of the performance goals shall be evidenced by the Committee’s written certification. For the avoidance of doubt, any restricted stock units subject to this Award that do not vest in accordance with the forgoing shall expire without consideration at the end of the Performance Period.

3.	Settlement of Vested Units:

a.	Each Vested Unit will be settled by the delivery of one Share (subject to adjustment under Section 4.1 of the MeadWestvaco Corporation 2005 Performance Incentive Plan (the “Plan”)) to you or, in the event of your death, to your estate, heir or beneficiary, within 60 days following the third anniversary of the Award Date; provided that you have satisfied all of the tax withholding obligations described in Paragraph 9 below, and that you have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares.

b.

The date upon which Shares are to be issued under either Paragraph 3(a) or 3(b) above is referred to as the “Settlement Date.” The issuance of the Shares hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting Shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional Shares will not be issued pursuant to the Award, but instead an amount of cash equal to the fair market value of such fractional Shares will be delivered to you.

c.	Notwithstanding anything herein to the contrary, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of Shares in respect of Vested Units, (ii) the Company shall not be obligated to deliver any Shares during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue Shares hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, and (iv) the date on which Shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

4.	Transfer Restrictions: Unless the Committee provides otherwise, your Award and the Shares subject thereto (and any right or interest therein) may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the issuance of such Shares pursuant to Paragraph 3 above. The Company may cancel your Award if you attempt to assign or transfer it in a manner inconsistent with this Paragraph 4.

5.	Termination of Employment: On the date your employment with the Company terminates for any reason, except as provided in this Paragraph 5 or in Paragraph 6 below, all then Unvested Units will be forfeited by you and cancelled and surrendered to the Company without payment of any consideration.

a.	If your employment with the Company terminates after the first anniversary of the Award Date as a result of (i) your death or “disability” (as determined under the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees) or (ii) Retirement (as defined below), a portion of the Award will vest at the end of the Performance Period, based on achievement of the performance objectives. The portion of the Award that will vest is the total number of then Unvested Units that would have become vested multiplied by a fraction, (A) the numerator of which equals the number of full calendar months that have elapsed between the Award Date and the date of your termination of employment and (B) the denominator of which equals 36. For purposes of this Agreement, the term “Retirement” shall mean a termination of your employment with the Company, other than for gross misconduct, after having attained either (x) the age of 62 with 20 years of service with the Company or (y) the age of 65.

b.	If your employment with the Company terminates after the first anniversary of the Award Date as a result of a “job elimination” or “mutual agreement” between you and the Company to terminate your employment relationship (as each such term is defined under the Company’s severance pay plans in existence from time to time), and subject to your execution and non-revocation of a general release in favor of the Company and its affiliates in a form provided by the Company, a portion of the Award will vest at the end of the Performance Period, based on achievement of the performance objectives. The portion of the Award that will vest is the total number of then Unvested Units that would have become vested multiplied by a fraction, (A) the numerator of which equals the number of full calendar months that have elapsed between the Award Date and the date of your termination of employment and (B) the denominator of which equals 36.

Unvested Units that become Vested Units under this Paragraph 5 shall not be delivered to the Participant (or Beneficiary, if applicable) in Shares, until after the close of the Performance Period, subject to the Company’s satisfactory completion of performance objectives (set forth above) as approved by the Committee.

6.	Change in Control: Notwithstanding anything in Section 4.2(b) of the Plan to the contrary:

a.	In the event that a Change of Control (as such term is defined in the Plan) occurs and (i) the acquiring or surviving company in the Change of Control assumes upon and maintains this Award immediately following the Change of Control (subject to adjustment as to the number and kind of shares as may be determined appropriate by the Committee prior to the Change in Control) and (ii) your employment with the Company terminates for any reason other than gross misconduct (as defined in Paragraph 1 above) or your voluntary resignation, death, disability or Retirement, within twenty-four months following the Change of Control, then:

i.	If the termination of employment occurs prior to the date on which fifty percent (50%) of the Performance Period has elapsed, the Award shall be deemed to have become vested immediately prior to such termination of employment with respect to that portion of the Award that would have become vested assuming the Target level performance goals had been achieved, pro-rated based upon the percentage of the Performance Period that has elapsed between the Award Date and the date of the termination of employment, or

ii.	If the termination of employment occurs on or following the date on which fifty percent (50%) of the Performance Period has elapsed, the Award shall be deemed to have become vested immediately prior to such termination of employment with respect to that portion of the Award that would have become vested based upon actual performance through a date occurring within three months prior to the date of the termination of employment (as determined by the Committee), and pro-rated based upon the percentage of the Performance Period that has elapsed between the Award Date and the date of the termination of employment.

iii.	The vested Award amount shall be paid within 60 days after termination of employment.

b.	In the event that a Change of Control occurs and the acquiring or surviving company in the Change of Control does not assume this Award upon the Change of Control, the Award shall become fully vested at the Target level immediately prior to the consummation of the Change of Control. The vested Award shall be paid immediately upon the Change of Control.

7.	Dividend Equivalent Rights: From and after the Award Date and through the Settlement Date in Paragraph 3, unless and until the Award is forfeited or otherwise transferred back to the Company, you will be credited with additional restricted stock units having a value equal to dividends declared by the Company, if any, with record dates that occur prior to the Settlement Date as if the Shares underlying your Award had been issued and outstanding, based on the fair market value of a Share on the applicable dividend payment date. Any such additional restricted stock units shall be considered part of the Award and shall also be credited with additional restricted stock units as dividends, if any are declared, and shall be subject to the same restrictions and conditions as the restricted stock units subject to the Award with respect to which they were credited (including, but not limited to, the vesting and forfeiture provisions set forth above). Notwithstanding the foregoing, no such additional restricted stock units will be credited with respect to any dividend declared by the Company in connection with which the Award is adjusted pursuant to Section 4.1 of the Plan. In no event will more than 200% of the Target Units for each participant be payable under this Plan, including units purchased with dividend equivalents.

8.

Rights as a Stockholder: Prior to any issuance of Shares in settlement of the Award, no Shares will be reserved or earmarked for you or your account nor shall you have any of the rights of a stockholder with respect to such Shares. Except as set forth in Paragraph 7 above, you will not be entitled to any privileges of ownership of the Shares (including, without limitation, any voting rights) underlying Vested Units and/or Unvested Units unless and until Shares are actually delivered to you hereunder.

9.	Income Taxes:

a.	You will be subject to federal and state income and other tax withholding requirements on a date (generally, the Settlement Date) determined by applicable law (the “Taxable Date”), based on the fair market value of the Shares that are issued and any cash that is paid to you with respect to Vested Units and dividends. You will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Vested Units and related dividends, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”). You will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion.

b.	Unless the Company provides for an alternative means for you to satisfy your Tax Withholding Obligation, the Company shall withhold from the Shares and any cash payable on the Taxable Date the minimum required tax withholding amount applicable to the amount distributed. You agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding described above.

c.	The Company will not issue any Shares to you until you satisfy the Tax Withholding Obligation. You acknowledge that the Company has the right to retain without notice from Shares or cash issued under the Award or from salary or other amounts payable to you, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

d.	You are ultimately liable and responsible for all taxes owed by you in connection with the Award, regardless of any action the Company takes pursuant to this Paragraph 9 with respect to any Tax Withholding Obligation that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award or the subsequent sale of any of the Shares underlying Vested Units. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability.

10.	Restrictions On Resales Of Shares: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued in respect of Vested Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by you and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Any sale of Shares issued pursuant to this Award is subject to the limitations contained in the Company’s Policy on Securities Trading, including a “window period” and pre-clearance procedure.

11.	Not a Contract for Employment: Nothing in the Plan or this Agreement or any other instrument executed pursuant to the Plan or this Agreement shall confer upon you any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate your employment at any time for any reason.

12.	Miscellaneous:

a.	In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

b.	The headings preceding any text in this Agreement are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

c.	Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement.

d.	This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

By your signature and the Company’s signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of this Agreement and the Company’s 2005 Performance Incentive Plan, you agree to be bound by the terms of the Plan and this Agreement, and you agree that all decisions and determinations of the Committee with respect to the Award shall be final and binding.

MEADWESTVACO CORPORATION	Date

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